Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2021, with respect to the consolidated financial statements included in the Annual Report of RumbleOn, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of RumbleOn, Inc. on Forms S-8 (File No. 333-219203, File No. 333-223428, File No. 333-226440, File No. 333-231884, File No. 333-248926 and File No. 333-259321).

/s/ GRANT THORNTON LLP
Dallas, Texas
April 8, 2022